UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: September 30, 2014

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)
Registrant's telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Credit Facilities

On September 30, 2014, Cincinnati Bell Inc. (the “Company”) amended its Existing Credit Agreement (as defined below), originally dated as of November 20, 2012, among the Company, as borrower, certain subsidiaries of the Company, as guarantors, Bank of America N.A., as administrative agent (the “Agent”), and the financial institutions parties thereto as lenders, as amended by that certain First Amendment to the Credit Agreement dated as of September 10, 2013 and that certain Second Amendment to the Credit Agreement dated as of June 23, 2014 (the “Existing Credit Agreement”), pursuant to the Third Amendment to the Credit Agreement dated as of September 30, 2014, among the Company, certain subsidiaries of the Company, as guarantors, the Agent, and the financial institutions party thereto as lenders (the “Third Amendment” and the Existing Credit Agreement, as amended pursuant to the Third Amendment being referred to herein as the “Amended Credit Agreement”).

On September 30, 2014, the Company completed the previously announced sale of its wireless spectrum licenses pursuant to the terms of the License Purchase Agreement dated April 6, 2014, for cash consideration of approximately $194 million (the “Transaction”). In connection with the Transaction, the Company entered into the Third Amendment to permit certain temporary sale leaseback transactions, allow certain transfers into an unrestricted subsidiary and clarify that all costs associated with the Transaction are permitted addbacks to the definition of “Consolidated EBITDA” for purposes of determining compliance with certain covenants under the Amended Credit Agreement.

The above description is only a summary of certain provisions of the Third Amendment and is qualified in its entirety by reference to the provisions of the Third Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
	Exhibit No.	Description

10.1
Third Amendment to Credit Agreement dated as of September 30, 2014, among Cincinnati Bell Inc., an Ohio corporation, the subsidiary guarantors party thereto, the Lenders party thereto and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date:	October 2, 2014	By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Third Amendment to Credit Agreement dated as of September 30, 2014, among Cincinnati Bell Inc., an Ohio corporation, the subsidiary guarantors party thereto, the Lenders party thereto and Bank of America, N.A.